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Exhibit 99.2
                          [LETTERHEAD OF MERRILL LYNCH]



Board of Directors
Aliant Communications Inc.
1440 M Street
Lincoln, Nebraska  68508

         We hereby consent to the inclusion of our opinion letter dated December 18, 1998 to the Board of Directors of Aliant Communications Inc. ("Aliant") as Annex B to the Proxy Statement/Prospectus relating to the proposed merger of Aliant and ALLTEL Corporation and to the references thereto in such Proxy Statement/Prospectus under the captions "SUMMARY -- Opinion of Aliant's Financial Advisor," "THE MERGER -- Background of the Merger," "--Aliant's Reasons for the Merger; Recommendation of the Aliant Board" and "-- Opinion of Financial Advisor to Aliant." In giving this consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of the Securities Act of 1933 and the rules and regulations promulgated thereunder.



                                             /s/ MERRILL LYNCH, PIERCE, FENNER
                                                      & SMITH INCORPORATED



New York, New York
March 24, 1999